Exhibit 10
FIRST AMENDMENT
LICENSE AGREEMENT
(Clotalyst)
     This First Amendment to the Agreement (“First Amendment”), made and entered into as of March 30, 2007 by and between CELL FACTOR TECHNOLOGIES, INC., now BIOMET BIOLOGICS, INC. (“Biomet”), an Indiana corporation having its principal office at 56 East Bell Drive, Warsaw, Indiana 46582, and THERMOGENESIS CORP. (“TGC”) a Delaware corporation having its principal offices at 2711 Citrus Road, Rancho Cordova, California 95742.
     TGC and Biomet entered into a certain supply agreement effective on March 29, 2005 (“Agreement”).
     TGC and Biomet desire to amend this Agreement to change its structure from a supply agreement to a license agreement and make other modifications.
     The parties therefore agree as follows:
1. Title. The title of the Agreement is hereby amended by replacing “Supply Agreement” with “License Agreement.”
2. Recitals. In the recitals, the third WHEREAS clause is hereby amended by replacing it as follows:
     WHEREAS, CFT desires to license TGC’s Clotalyst Rights and Clotalyst Reagent Rights (as defined below);
3. Article I. Definitions. Article I of the Agreement is hereby amended as follows:
     (a) by replacing Section 1.5 as follows:
1.5	“Product(s)” means TGC’s Thrombin disposable and Reagent that meets the performance specifications in Appendix A and will be sold under the CFT trademark Clotalyst. After CFT purchases all required Products under Section 2.1, the definition of Products will be replaced by the following definition. “Product(s)” means Clotalyst Reagent.
     (b) by adding Section 1.9 as follows:
     1.9 “Clotalyst Reagent” means TGC’s current TPD reagent for incorporation into CFT’s Clotalyst that is covered by a valid claim of a patent within Clotalyst Reagent Rights.
     (c) by adding Section 1.1 0 as follows:

ThermoGenesis & Biomet	First Amendment
1.10	“Clotalyst Rights” means TGC’s Intellectual Property required for CFT to make, use, sell, offer to sell, sell, and import the Clotalyst, including, but not limited to U.S. Patent No. 6,274,090 and U.S. Patent No. 6,472,162.
     (d) by adding Section 1.11 as follows:
1.11	“Clotalyst Reagent Rights” mean TGC’s Intellectual Property required for CFT to make, use, offer to sell, sell, and import Clotalyst Reagent.
     (e) by adding Section 1.12 as follows:
1.12	“Net Sales” mean sales less commissions received by CFT and/or its licensees from the sale of CFT’s Clotalyst disposable that uses the Clotalyst Reagent and meets the performance specifications in Appendix A.
4. Article II. Terms and Conditions of Sale. Article II of the Agreement is hereby amended as follows:
     (a) by replacing Section 2.1 with the following:
2.1	Purchase. TGC shall supply Product and CFT shall purchase Product at the transfer price according to the terms and conditions of sale set forth below. CFT shall purchase five hundred (500) Products as of the date in the introductory paragraph, and CFT shall purchase at least five hundred (500) Products each subsequent calendar quarter to reach a total purchase quantity of at least two thousand five hundred (2,500 Products after the date in the introductory paragraph of this First Amendment.
     (b) by replacing Section 2.2 with the following:
2.2	Forecast. CFT shall provide TGC with a mutually agreed upon reasonable forecast for the purchase of Products.
     (c) by deleting in its entirety Section 2.5.
     (d) by adding new Section 2.16 as follows:
     2.16 Purchase of Clotalyst Reagent. TGC shall supply Clotalyst Reagent and CFT shall purchase Clotalyst Reagent at a transfer price that shall not exceed ten dollar ($10.00) for each Product, F.O.B. TGC Point of Shipment according to the terms and conditions of sale. The Clotalyst Reagent transfer price will be adjusted according to the PPI index change at the second and forth anniversary of this First Amendment, with each adjustment not being more than a ten percent (10%) change.

ThermoGenesis & Biomet	First Amendment
5. Article III. Manufacturing and Regulatory Responsibilities. Article III of the Agreement is hereby amended as follows:
     (a) by replacing Section 3.1 with the following:
     3.1 Manufacturing. TGC shall assist CFT to assume manufacturing responsibility for the Clotalyst (excluding Clotalyst Reagent) by transferring to CFT all manufacturing information and know-how related to the Clotalyst.
     (b) by replacing Section 3.3(a) with the following:
     (a) Approvals. TGC shall be responsible for obtaining and maintaining any and all reasonably necessary regulatory approvals and clearances required for marketing and selling Clotalyst Reagent in the Territory including TGC’s tasks identified in Appendix B to this Agreement.
     (c) by replacing Section 3.3(b) with the following:
     (b) FDA Accession Number. TGC shall provide CFT with the name under which the Clotalyst Reagent was cleared by the FDA (under the CryoSeal I PMA approval) and the FDA PMA approval application number, as appropriate, so CFT can access TGC’s Clotalyst Reagent FDA file. TGC shall reasonably assist CFT to obtain CFT’s own NDA, ANDA, or biological license application in the event that CFT decides to manufacture Clotalyst Reagent under CFT’ license in Section 9.3.
     (d) by replacing Section 3.3(c) with the following:
     (c) Labeling. TGC shall label Clotalyst Reagent with TGC’s primary closure labeling.
6. Term. Section 4.1 of the Agreement is hereby amended by replacing it as follow:
     4.1 Term. This Agreement shall commence on the date hereof and shall continue for the life of last to expire of the patents within Clotalyst Reagent Rights.
7. Article IX. License. The Agreement is hereby amended adding a new Artic e IX as follows:
ARTICLE IX
License
     9.1 License Conversion Fee. CFT shall pay to TGC a fee for license conversion and completion of minimum payments of thirty thousand dollars ($30,000) upon signing this First Amendment.
     9.2 Clotalyst License. TGC hereby grants to CFT, under Clotalyst Rights, a non-exclusive, royalty-bearing license to make, use, offer to sell, sell and import the Clotalyst, excluding Clotalyst Reagent, throughout the Territory.

ThermoGenesis & Biomet	First Amendment
     9.3 Royalties. CFT shall pay to TGC a royalty of six percent (6.0%) on Net Sales throughout the Territory of CFT’s Clotalyst disposable that uses the Clotalyst Reagent.
     9.4 Accounting
     (a) Payment of Royalties. Royalties are due for payment each calendar quarter that ends in March, June, September and December. CFT shall pay TGC royalties due for payment within forty-five (45) days after the end of each calendar quarter, and each payment will include a written report indicating the Net Sales of Products.
     (b) Royalty Records. CFT shall maintain records in sufficient details to determine the royalties payable under this Agreement, and CFT shall retain these records for at least three (3) years after the royalties are due for payment.
     (c) Records Inspection. TGC may request to inspect CFT’s record directly related to Net Sales that occurred during the immediately preceding three (3) years or less by providing CFT with an inspection notice. Upon CFT’s receipt of such notice, CFT will have sixty (60) days to perform a self-inspection of its records to verify, and adjust if necessary, CFT’s royalty payment made under this Agreement and inform TGC of results from this self-inspection. If TGC does not agree with CFT’s self-inspection results, TGC may at its own expense request CFT to permit a mutually agreed upon independent entity to inspect CFT’s records directly related to Net Sales that occurred during the immediately preceding three (3) years or less. Within a reasonable time after TGC’s request for an independent inspection, CFT shall make available CFT’s records directly related to Net Sales to the independent entity for the sole purpose of verifying the royalties payable under this Agreement. Prior to gaining access to CFT’s records, the independent entity shall be required to enter into a written non-disclosure agreement that prohibits disclosure of CFT’ records to any third party. If the independent entity determines with CFT’s agreement that CFT has underpaid royalties by more than five thousand dollar: ($5,000) or five percent (5%), whichever is less, CFT shall reimburse TGC for the reasonable records inspection expenses.
     (d) Royalty Adjustment. If after the date of this Agreement in the introductory clause, CFT is required to pay a non-affiliated third party or parties a royalty to commercialize Products, CFT shall reduce the corresponding royalties payable to TGC by fifty percent (50%) of the amount actually paid t the non-affiliated third party or parties; provided, however, the effective royal rate CFT pays TGC, regardless of the amount of third party or parties royalties paid by CFT, will not be reduced by more than fifty percent (50%) of the amount otherwise payable.
[SIGNATURE PAGE FOLLOWS]

ThermoGenesis & Biomet	First Amendment
     The parties are signing this First Amendment as of the date in the introductory paragraph

ThermoGenesis Corp.	Biomet Biologics, Inc.

/s/ Kevin M. Simpson	/s/ Joel C. Higgins

By	By
Kevin M. Simpson	Joel C. Higgins
President, General Manager of Surgical	Vice President — Operations
Wound Care
[First Amendment to ThermoGenesis Corp. and Biomet Biologics, Inc. License Agreement dated as of March 30, 2007 (BMT6511)]